Exhibit 10.6
May 28, 2009
Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111
Attention: William Quigley, Chief Financial Officer
Senior, Super-Priority Debtor-in-Possession Revolving Credit Agreement
Ladies and Gentlemen:
     1. Credit Agreement. You have advised Ford Motor Company (“Ford”) that you and certain domestic subsidiaries (collectively, the “Borrowers”) intend to file for Chapter 11 protection under the Bankruptcy Code and seek to obtain financing from certain of your customers on substantially the terms of the proposed senior, super-priority debtor-in-possession revolving credit facility that we have been negotiating (the “Proposed Credit Agreement”). We hereby undertake to negotiate a definitive credit agreement for such financing in the form of the Proposed Credit Agreement. The Proposed Credit Agreement remains subject to change by Ford (as so modified, the “Credit Agreement”). Although such terms may change in the Credit Agreement, capitalized terms used but not defined herein shall have the meanings assigned to them in the draft of the Proposed Credit Agreement dated May 25, 2009. The “Facility” refers to the aggregate commitments for such financing under the Credit Agreement. Each party acknowledges that the Borrowers and Ford have not completed their respective review of the Proposed Credit Agreement and that the Proposed Credit Agreement has not been approved by any of them and remains subject to review and comment by each of them.
     2. Engagement. In connection with the foregoing, Ford (in such capacity, the “Initial Lender”) is pleased to advise you of its commitment to provide no less than $125 million of the Facility (in addition to any commitments under the Facility utilized to refinance outstanding obligations under the Existing ABL Credit Agreement) upon and subject to the terms and conditions set forth in this Letter (the “Interim DIP Amount”). The portion of the Facility in excess of the Interim DIP Amount is referred to herein as the “Additional DIP Amount.” The Initial Lender, together with any Administrative Agent and Issuing Bank as Ford may designate with the consent of the Company, are referred to herein, collectively, as the “Engagement Parties.”
     3. Conditions Precedent. The commitment of the Initial Lender and the undertakings of Ford to lend and to provide the other financial accommodations described herein to the Borrowers in the Interim DIP Amount are subject to the satisfaction of the following conditions precedent in a manner acceptable to Ford:
Senior, Super-Priority Debtor-in-Possession Revolving Credit Agreement

     (a) the accuracy and completeness, in all material respects, of all representations that you and your subsidiaries make to the Engagement Parties in connection with the transactions contemplated by this Letter (the “Transactions”) and your compliance with the terms of this Letter;
     (b) the execution and delivery of the Credit Agreement by the parties thereto (which may be only the Borrowers and the Engagement Parties if no other Customers elect to participate in the Facility); and
     (c) the satisfaction of each of the conditions precedent described in the Credit Agreement in a manner acceptable to Ford.
     4. Syndication. You agree to continue your discussions with the other Customers and to use commercially reasonable efforts to achieve a syndication of the Additional DIP Amount to the other Customers that is satisfactory to Ford and you. Such efforts shall include your providing and using commercially reasonable efforts to cause your advisors and the other Borrowers and their advisors to provide to the Engagement Parties and the other Customers, upon request, all information reasonably deemed necessary by Ford to complete syndication of the Additional DIP Amount to participating Customers, including, but not limited to, information and evaluations prepared on your or their behalf relating to the Transactions (including the Proposed Projections (as hereinafter defined), the “Information”), subject to the confidentiality undertakings as shall be reasonably satisfactory to you. A successful syndication is not a condition precedent to the availability of the Interim DIP Amount.
You acknowledge and agree that (a) the ultimate size of the Facility will necessarily depend on the nature and amount of support provided by other Customers and on the Proposed Projections provided in connection with a Facility of that size, and (b) that each other Customer will be required to participate, on a pro rata basis, in Ford’s exposure under the Existing ABL Credit Agreement as a condition to its participation in the Facility under the Credit Agreement.
     5. Information Requirements. You represent, warrant and covenant that (a) all financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to the Engagement Parties or the Lenders by you or any of your representatives (or on your or their behalf) or any of your subsidiaries or representatives (or on their behalf) (the “Proposed Projections”) have been or will be based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being acknowledged and agreed by Ford that (i) such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount, (ii) the financial and business projections furnished to the Engagement Parties are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrowers and their Subsidiaries, (iii) no assurances are given by any of the Borrowers or their Subsidiaries that the results forecasted in the projections will be realized and (iv) the actual results may differ from the forecasted results in such projections and such differences may be material, and (b) all Information, other than Proposed Projections, which has been or is hereafter made available to the Engagement Parties or the Lenders by you or any of your representatives (or on your or their behalf) or any of your subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transactions, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue
Senior, Super-Priority Debtor-in-Possession Revolving Credit Agreement

statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made.
You acknowledge that the Engagement Parties are under no obligation to provide Information or Proposed Projections to the other Customers on your behalf. You acknowledge that Ford has not approved the Proposed Projections and that any Proposed Projections delivered to the Administrative Agent pursuant to the Credit Agreement must be satisfactory to Ford in its sole discretion.
     6. Fees and Indemnities. By executing this Commitment Letter, you agree to reimburse the Engagement Parties from time to time on written demand for all actual fees and expenses including, but not limited to, the reasonable fees and disbursements of Grant Thornton, financial advisor to Ford, McGuireWoods, LLP and Miller, Canfield, Paddock and Stone, P.L.C., as counsel to Ford, and counsel to the Administrative Agent and the Issuing Bank.
You also agree to indemnify and hold harmless each Engagement Party, each Lender and each of their affiliates and their respective partners, directors, officers, employees, agents, trustees, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all losses, claims, damages, liabilities and expenses (including, without limitation, the actual fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions and any of the other transactions contemplated by the Credit Agreement, or (b) the Facility and any other financings, or any use made or proposed to be made with the proceeds thereof (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY), except to the extent such loss, claim, damage, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that each Engagement Party will be severally liable with respect to, and will be solely responsible for, its commitments and undertakings under the Credit Agreement. To the extent permitted by applicable law, neither party to this Letter shall be liable to the other party hereto, and each party hereto hereby waives, any claim against the other party, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Letter.
     7. Confidentiality; USA PATRIOT Act. This Letter and the contents hereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transactions or as otherwise required by law (upon not less than five days’ written notice from you to Ford of any such required disclosure to the extent practicable), may not be disclosed in
Senior, Super-Priority Debtor-in-Possession Revolving Credit Agreement

whole or in part to any person or entity without our prior written consent; provided, however, that it is understood and agreed that you may disclose this Letter on a confidential basis to the board of directors and advisors of the Company in connection with their consideration of the Transactions. Pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each Engagement Party is required to obtain, verify and record information that identifies you and the other Borrowers, which information includes your name and address, the name and address of the other Borrowers and other information that will enable each Engagement Party to identify you and the other Borrowers in accordance with the Act.
     8. Survival. The provisions of sections 5, 6, 7 and 9 and the last sentence of Section 11 hereof shall remain in full force and effect regardless of whether any definitive documentation for the Facility shall be executed and delivered, and notwithstanding the termination of this Letter or any commitment or undertaking of Ford hereunder.
     9. Governing Law. This Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you and Ford hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Letter, the Transactions and the other transactions contemplated hereby or the actions of the Engagement Parties in the negotiation, performance or enforcement hereof.
     10. Miscellaneous. This Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Letter by emailed PDF file or facsimile shall be effective as delivery of a manually executed counterpart thereof. This Letter embodies the entire agreement and understanding among Ford, you, and your affiliates with respect to the Facility and supersedes all prior agreements and understandings relating to the specific matters hereof (including our prior letter to you dated today). However, please note that the terms and conditions of the commitment and undertakings of the Ford hereunder are not limited to those set forth herein or in the Proposed Credit Agreement. Those matters that are not covered or made clear in this Letter are subject to agreement of the parties. No party has been authorized by any Engagement Party to make any oral or written statements that are inconsistent with this Letter. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Letter or any other Loan Document.
     11. Acceptance; Expiration of Commitments. This Letter and all commitments and undertakings of Ford hereunder will expire at 12:00 noon (New York City time) on May 28, 2009 unless you execute this Letter and return it to us prior to that time (which may be by facsimile or emailed PDF file), whereupon this Letter (which may be signed in one or more counterparts) shall become a binding agreement. Thereafter, all commitments and undertakings of Ford hereunder will expire on the earlier of (a) June 30, 2009, unless the Effective Date occurs on or prior thereto, or (b) the date you announce or inform Ford in writing that you are not proceeding with the Transactions. The commitments and undertakings of Ford may be terminated by us if you fail to perform your obligations under this Letter. This Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto, the other Engagement Parties and the Indemnified Parties. In consideration of the time and resources that the Engagement Parties will devote to the Facility, you agree that, until such expiration, you will not, and will cause the other Borrowers not to,
Senior, Super-Priority Debtor-in-Possession Revolving Credit Agreement

solicit, or to initiate, entertain, permit, enter into or continue any discussions with, any other bank, investment bank, financial institution, person or entity, to provide, structure, arrange, syndicate, offer or place any component of the Facility or any other senior financing similar to or as a replacement of, any component of the Facility, subject to your responsibilities as a prospective debtor in possession in a case under the Bankruptcy Code..
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Senior, Super-Priority Debtor-in-Possession Revolving Credit Agreement

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, FORD MOTOR COMPANY
By:	/s/ William Strong
	Name:	William Strong
	Title:	Corporate Finance Staff Manager, Supplier Analysis

Accepted and agreed to as of the date first above written: VISTEON CORPORATION
By:
Name:
Title:

Senior, Super-Priority Debtor-in-Possession Revolving Credit Agreement

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, FORD MOTOR COMPANY
By:
	Name:	William Strong
	Title:	Corporate Finance Staff Manager, Supplier Analysis

Accepted and agreed to as of the date first above written: VISTEON CORPORATION
By:	/s/ William G. Quigley
	Name:	William G. Quigley
	Title:	EVP and CFO

Senior, Super-Priority Debtor-in-Possession Revolving Credit Agreement